Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement of Intchains Group Limited on Form S-8 dated April 17, 2026 of our report dated March 18, 2024 on the consolidated statements of operations and comprehensive loss, changes in the shareholders’ equity, and cash flows of Intchains Group Limited for the year ended December 31, 2023, which appears in the Annual Report on Form 20-F of Intchains Group Limited for the year ended December 31, 2025.

/s/ Mazars USA LLP

New York, New York

April 17, 2026